UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Union First Market Bankshares Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[UBSH Letterhead]

April 6, 2010

Dear Fellow Shareholder:

We recently mailed to you proxy materials in connection with our upcoming Annual Meeting of Shareholders to be held on April 20, 2010.

Your vote is very important. For our shareholders who hold their Union shares in “street” name (meaning through a broker or other custodian), recent regulatory changes prevent brokers from voting uninstructed shares in director elections. If you do not instruct your broker how to vote your shares in connection with the election of our directors and Proposal 6, which is also considered a non-routine item, your shares held in street name will not be voted on those matters.

Our Board of Directors unanimously recommends that you vote “FOR” Proposals 1 through 5. We also wish to reemphasize that our Board unanimously recommends that you vote “AGAINST” Proposal 6, the shareholder proposal to declassify the Board, for the reasons stated in the proxy statement.

PLEASE VOTE YOUR SHARES NOW. We encourage you to vote by telephone or the Internet by following the instructions stated on the enclosed proxy card. Of course, you may also vote by returning your proxy in the envelope provided.

This year we have engaged Regan & Associates, Inc. to assist us in the solicitation of proxies for a fee of $14,000, all expenses included. If you have any questions on how to cast your vote, we encourage you to contact our proxy solicitor by calling, toll-free, (800) 737-3426.

Thank you for your cooperation and continued support.

Sincerely,

/s/ G. William Beale

Chief Executive Officer